    As filed with the Securities and Exchange Commission on July 15, 2002
                                                      Registration No. 333-85488

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                           Amendment No. 3 to FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ----------------------------------

                       JOHN HANCOCK LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                       ----------------------------------

         Massachusetts                                   04-1414660
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                       Identification Number)

                       John Hancock Life Insurance Company
                               John Hancock Place
                              200 Clarendon Street
                           Boston, Massachusetts 02116
                                 (617-572-6000)
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       ----------------------------------

                             Arnold R. Bergman, Esq.
                               John Hancock Place
                              200 Clarendon Street
                           Boston, Massachusetts 02116
                                 (617-572-6000)
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        ----------------------------------
                                   Copies to:

     Michael L. Fantozzi, Esq.             James E. Enterkin, Jr., Esq.            Steven R. Finley, Esq.
      R. Mark Chamberlin, Esq.         John Hancock Life Insurance Company       Gibson, Dunn & Crutcher LLP
Mintz, Levin, Cohn, Ferris, Glovsky            John Hancock Place                     200 Park Avenue
          and Popeo, P.C.                       Boston, MA  02116                  New York, NY 10166-0193
      One Financial Center                       (617) 572-9215                        (212) 351-4000
        Boston, MA 02111
         (617) 542-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  Subject to Completion, Dated July 15, 2002


PROSPECTUS
                              U.S.$3,000,000,000

[LOGO] JOHN HANCOCK
                      John Hancock Life Insurance Company

                              SignatureNotes/SM/

          With Maturities of Twelve Months or More from Date of Issue


We plan to offer and sell notes with various terms, which may include the following:


..  maturity of twelve months or more from the date of issue;


..  interest at a fixed rate;

.. interest payment dates at monthly, quarterly, semi-annual or annual intervals;

..  book-entry form (through The Depository Trust Company);

..  minimum denominations of U.S.$1,000 or integral multiples of U.S.$1,000; and

..  redemption and/or repayment provisions.

We will specify the final terms for each note, which may be different from the terms described in this prospectus, in the applicable pricing supplement. You must pay for the notes by delivering the purchase price to an agent, unless you make other payment arrangements.

Investing in the notes involves certain risks, including the risk that, due to the absence of an established secondary trading market, notes may have to be held to maturity. See "Risk Factors" on page 5.

We may sell notes to the agents as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable best efforts on our behalf. If we sell all of the notes to or through the agents, we expect to receive aggregate proceeds of between $2,850,000,000 and $2,982,000,000, after paying the agents' discounts and commissions of between $18,000,000 and $150,000,000. We may also sell notes directly on our own behalf without the assistance of the agents.

   /SM/Service mark of John Hancock Life Insurance Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABN AMRO FINANCIAL SERVICES, INC.
     SIGNATOR INVESTORS, INC.
           A.G. EDWARDS & SONS, INC.
                 EDWARD JONES & CO., L.P.
                      FIDELITY CAPITAL MARKETS
                      a division of National Financial Services LLC
                            MERRILL LYNCH & CO.
                                  MORGAN STANLEY
                                       MURIEL SIEBERT & CO., INC.
                                             PRUDENTIAL SECURITIES INCORPORATED
                                                  QUICK & REILLY, INC.
                                                        SALOMON SMITH BARNEY
                                                              UBS PAINEWEBBER
INC.
                                                                   WACHOVIA
SECURITIES

                                        , 2002

                              -------------------
                               TABLE OF CONTENTS
                              -------------------


                                                         Page
                                                         ----
                   Summary..............................   2
                   Risk Factors.........................   5
                   Where You Can Find More
                     Information........................   9
                   Incorporation of Certain Documents by
                     Reference..........................   9
                   Reliance On Information..............  10
                   Description of John Hancock
                     Life Insurance Company.............  10
                   Use of Proceeds......................  10
                   Description of Notes.................  10
                     General............................  11
                     Glossary...........................  13
                    Book-Entry; Delivery and Form.......  13
                    Global Clearance and Settlement
                      Procedures........................  17
                    Payment of Principal and Interest...  18


                                                       Page
                                                       ----
                      Redemption......................   20
                      Repayment Upon Death (Survivor's
                        Option).......................   20
                      Payment of Additional Amounts...   24
                      Redemption For Tax Reasons......   26
                     United States Federal Taxation...   27
                     Covenants........................   34
                     Modification of the Indenture....   37
                     Defeasance and Covenant
                      Defeasance......................   37
                     Events of Default................   38
                     The Trustee......................   39
                     The Paying Agent.................   39
                     Plan of Distribution.............   39
                     Legal Opinions...................   42
                     Experts..........................   42
                     Notice to Residents of California   43

                                    SUMMARY

You should read the more detailed information appearing elsewhere in this prospectus or any accompanying pricing supplement. Unless the context indicates otherwise, the words "JHLIC," "we," "ours" and "us" refer to John Hancock Life Insurance Company and its subsidiaries. All references to "dollars" and "$" in this prospectus are to the currency of the United States.


Issuer.......... John Hancock Life Insurance Company.

Purchasing Agent ABN AMRO Financial Services, Inc.

Title........... SignatureNotes, which we refer to as the notes. This is a new program, commencing in 2002.

Amount.......... Up to $3,000,000,000 aggregate initial offering price.

Denomination.... Unless otherwise specified in the applicable pricing supplement, we will issue and sell notes in denominations of $1,000 and any integral multiple of $1,000.

Ranking......... The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. As of March 31, 2002, the outstanding principal amount of our unsecured and
                 unsubordinated debt was approximately $270.8 million. The
                 notes will not be secured by any collateral.

Maturities...... The notes will mature twelve months or more from the date of issue, as specified in the applicable pricing supplement.

Interest........ Unless otherwise specified in the applicable pricing supplement:

                 . each note will bear interest from the issue date at a fixed rate, which will be zero in the case of a zero-coupon note;

                 . we will pay interest on each note, other than a zero-coupon note, on either monthly, quarterly, semi-annual or annual interest payment dates and at maturity; and

                 . interest on the notes will be computed on the basis of a 360-
                   day year of twelve 30-day months.

Principal....... Unless otherwise provided in the applicable pricing supplement, the principal amount of the notes will be payable on the
                 maturity date of such notes at the corporate trust office of the
                 Trustee or at such other place as we may designate.


Redemption and
Repayment........ Unless otherwise provided in the applicable pricing supplement:

                  . we will not have the option to redeem the notes prior to the maturity date; and

                  . the notes will not be subject to any sinking fund.

                  The holders of the notes will not have the option to require repayment of the notes prior to the maturity date, except, if indicated in the applicable pricing supplement, following the death of the owner of the note. See "Description of Notes--
                  Repayment Upon Death (Survivor's Option)."

Uncertain Trading
Markets.......... SignatureNotes is a new program, with no established trading market, and neither we nor the Agents are under any obligation to make a market in the notes or to list the notes on any
                  exchange. As a result, you may not be able to liquidate your investment in the notes readily at any given time. See "Risk
                  Factors."

Form of Notes and
Clearance........ Unless otherwise provided in the applicable pricing supplement, the notes will be represented by global securities deposited with or on behalf of the depositary, The Depository Trust Company, and registered in the name of the depositary's nominee. Global notes will be exchangeable for definitive notes only in limited circumstances. See "Description of Notes--Book Entry
                  System."

Trustee.......... JPMorgan Chase Bank, Institutional Trust Services, 450 West
                  33/rd/ Street, 15/th/ Floor, New York, NY 10001, under an
                  indenture dated as of June 15, 2002, which we refer to as the
                  Indenture.

Agents........... ABN AMRO Financial Services, Inc.; Signator Investors, Inc.;
                  A.G. Edwards & Sons, Inc.; Edward D. Jones & Co., L.P.;
                  Fidelity Capital Markets (a division of National Financial Services
                  LLC); First Union Securities, Inc.; Merrill Lynch, Pierce, Fenner
                  & Smith Incorporated; Morgan Stanley & Co. Incorporated;
                  Muriel Siebert & Co., Inc.; Prudential Securities Incorporated;
                  Quick & Reilly, Inc. (a Fleet Boston Financial Company);
                  Salomon Smith Barney Inc.; and UBS PaineWebber Inc.


Selling Group
Members.......... Broker-dealers and other securities firms that have executed dealer agreements with the Purchasing Agent and have agreed to market and sell the notes in accordance with the terms of these agreements along with all other applicable laws and
                  regulations. For a list of selling group members, you may
                  call 1-800-327-1546 or access the Internet at
                  www.SignatureNote.com.

Issuer's Ratio of The following table sets forth our historical ratio of earnings to
Earnings to Fixed fixed charges for the periods specified. For the purpose of
Charges.......... calculating the ratio of earnings to fixed charges, "earnings"
                  represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and
                  capitalized, amortization of debt issuance costs, amortization of discount on debt, the portion of rental expense that management believes is representative of the interest component of lease expense, and interest credited to policyholders. Because we did not have any preferred stock outstanding during the periods indicated below, our ratio of earnings to combined fixed charges and preference dividends for each relevant period is the same as our ratio of earnings to fixed charges.

                              For the Year Ended December 31,
                          Q1
                         2002 2001   2000   1999  1998  1997
                         ---- ----   ----   ----  ----  ----
                         1.6  1.5    1.8    1.2   1.5   1.5

                If interest credited to policyholders were excluded from "fixed charges" (which we believe would reflect a traditional but less conservative methodology) and our historical ratios of earnings to fixed charges were recalculated on that basis, they would be as follows:

                              For the Year Ended December 31,
                          Q1
                         2002 2001   2000   1999  1998  1997
                         ---- ----   ----   ----  ----  ----
                         14.7 13.7   18.0   4.0   8.7   8.2

                The recalculated ratios above should be used for comparison purposes when considering a potential investment in the notes and potential investments in debt obligations of other issuers who may compute their ratios in a similar manner.

--------------------------------------------------------------------------------
                                 RISK FACTORS
--------------------------------------------------------------------------------

  Your investment in the notes will involve a number of risks. You should consider carefully the following risks before you decide that an investment in the notes is suitable for you. This prospectus describes all risks known to us, which we deem material regarding an investment in the notes, but may not describe all of the risks of an investment in the notes. You should consult your own financial, tax and legal advisors regarding the risks and suitability of an investment in the notes in light of your particular circumstances.

  If We Redeem Your Notes, You May Not be Able to Reinvest the Redemption Proceeds at an Interest Rate as High as the Rate on the Notes

  If your notes are redeemable at our option, we may choose to redeem them, from time to time, when prevailing interest rates are relatively low. If we do, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. If we have the right to redeem the notes from you, you should consider the related reinvestment risk in light of other investments available to you at the time of your investment in the notes.

  If the accompanying pricing supplement provides that we have the right to redeem the notes, our ability to redeem the notes at our option is also likely to affect the market value of the notes. In particular, as a redemption date approaches, the market value of your notes generally will not rise substantially above the redemption price because of the optional redemption feature.

  You May Not be Able to Sell Your Notes at the Time or Price You Desire

  Many factors independent of our creditworthiness could affect the trading market and market value of your notes. These factors include:

..  the method of calculating the principal and interest for the notes;

..  the time remaining to the maturity of the notes;

..  the outstanding amount of the notes;

..  the redemption features of the notes; and

..  the level, direction and volatility of market interest rates generally.

  Before you purchase any notes, you should also consider that SignatureNotes is a new program for which no secondary trading market exists on the date of this prospectus. Neither we nor the Agents are obligated to make a secondary market in the notes, and if such market making commences it may be discontinued at any time. Similarly, neither we nor the Agents are obligated to list or to maintain any listing of the notes on any exchange. Therefore, the liquidity of your investment in the notes may be limited or even nonexistent at the time you wish to sell your notes. If there is a limited number of buyers when you decide to sell your notes, it may affect the price you receive for your notes or your ability to sell your notes at all.

  Depending on Your Individual Circumstances, United States Tax Rules Regarding Original Issue Discount Notes May Not be Advantageous to You

  If we should offer what are called original issue discount notes, before purchasing you should consider your tax consequences, and consult your own tax advisor. A United States holder of an original issue discount note that matures more than one year from its date of issuance will be required to include the amount of original issue discount relating to the note in the holder's income as the discount accrues, which may be before the receipt of cash payments attributable to the income. The amount of original issue discount that the holder must include in income will equal the sum of daily allocated amounts of original issue discount for each day of the taxable year on which the holder held the note. See "United States Federal Taxation--Original Issue Discount Notes."

  If Your Notes Include the Survivor's Option, Annual and Individual Put Limitations on the Survivor's Option May Affect Timing of Payments to Your Estate

  If the applicable pricing supplement indicates that your notes are entitled to the survivor's option, following your death your estate will have the right to require the early repayment of your notes, either in whole or in part, subject to certain conditions and procedures. Among other things, the survivor's option is subject to (i) the "annual put limitation" which means that we may limit the aggregate principal amount of notes prepaid to all note holders in any calendar year pursuant to exercises of the survivor's option, and (ii) the "individual put limitation" which means that we may limit the principal amount of notes prepaid to any one note holder in any calendar year pursuant to exercises of the survivor's option. Application of either limitation may result in some or all of the requested prepayment being postponed to the next following calendar year, or even to subsequent calendar years if the unpaid balance of such request would exceed either of these limitations for the following year. See "Description of Notes--Repayment on Death (Survivor's Option)."


  Because the Notes are Not Guaranteed, are Unsecured, and the Indenture Contains No Limit on the Amount of Additional Debt that We May Incur, Our Ability to Make Timely Payments on Your Notes May be Affected by the Amount and Terms of Our Future Debt


  You should consider carefully our creditworthiness before you invest in the notes. The notes are unsecured obligations solely of John Hancock and are not guaranteed by any person, including our parent company John Hancock Financial Services, Inc. Furthermore, neither John Hancock Financial Services, Inc. nor any other person is obligated to provide capital to us. Our ability to make timely payments on our outstanding debt may depend, therefore, on the amount and terms of our outstanding notes, and on the amount and terms of our other obligations. Before investing in the notes, you should also consider that the Indenture does not contain any limitation on the amount of indebtedness that we may issue in the future. As we issue additional notes under the Indenture or incur other debt outside the Indenture, unless our earnings grow in proportion to our debt and other fixed charges, our ability to service the notes on a timely basis may become impaired.



  Our Ability to Make Timely Payments on Your Notes Will Depend on Our Future Liquidity, Which May be Adversely Affected if Rating Agencies Were to Lower Our Ratings



  Our ability to make timely payments on your notes may be affected by our future liquidity. Our future liquidity, or ability to access cash when needed, may be adversely affected if the rating agencies were to lower our claims paying or financial strength ratings. Many of the products that we sell are purchased by investors who are attracted to us by reason of our financial strength and stability, as evidenced by our ratings. A significant downgrade by the rating agencies could lead to policy and contract withdrawals, increasing cash outflow, could also harm our ability to sell new products, depressing our cash inflow, and could require us to offer higher rates of interest on financial products that we sell in the future, including future tranches of notes. This, in turn, could reduce our liquidity, affecting our ability to make timely payments on your notes.



  Our Ability to Make Timely Payments on Your Notes Will Depend on Our Future Liquidity, Which May be Adversely Affected if Investments that we Make Experience Higher than Anticipated Losses



  We invest the net proceeds from our sale of products, and will invest the net proceeds from sales of the notes, in financial assets, and we use the cashflow from those financial assets to make payments on our liabilities. Our future liquidity, or ability to access cash when needed, may be adversely affected if investments that we make experience losses higher than anticipated. Higher investment losses may result from our credit assessment process or from economic and political conditions affecting the companies in which we invest. If actual investment losses exceed estimated investment losses, our available cash could decrease. Thus, our future liquidity, and our ability to make timely payments on the notes, may suffer from adverse investment results.



  Our Ability to Make Timely Payments on Your Notes May be Adversely Affected by Disruptions in the Financial Markets Generally



  There are always some timing differences between cash payments we owe on our products and other liabilities and the cash payments due to us on our investments. Our ability to overcome these cash mismatches and make timely payments on your notes may be adversely affected if the fixed income markets were to experience significant liquidity problems. Under extreme stress scenarios in which the fixed income markets face significant liquidity problems, we could be unable to sell additional products and unable to sell our portfolio investments in sufficient amounts to raise the cash required to pay your notes when due.



  Our Ability to Make Timely Payments on Your Notes Will Depend on Our Future Liquidity, Which May be Adversely Affected by Changes in Interest Rates



  Our ability to make timely payments on your notes may be affected by our future liquidity, which in turn may be adversely affected by changes in interest rates. If market rates of interest were to rise relative to the interest rates that we offer on new liabilities that we issue, including future tranches of notes, customers may avoid purchasing our products. In addition, under these circumstances, customers holding redeemable products may seek to redeem them when increasing interest rates make the returns on other types of investments more attractive than their existing John Hancock products. If this happens at a time when a significant amount of our liabilities are maturing, then our liquidity could be reduced and our ability to make timely payments on your notes could suffer.



  If Our Actual Experience Varies Adversely From Our Underwriting Assumptions, Our Future Liquidity and Our Ability to Make Timely Payments on Your Notes May be Adversely Affected



  The underwriting of our insurance products involves actuarially determined assumptions concerning mortality, morbidity, and policy lapses. Although these underwriting assumptions are based on historical data, there is no guarantee that the future experience of our customers will be consistent with this data or our assumptions. If our customers die, require long term care benefits, or surrender their policies at times or frequencies different from what we originally assumed at the time of sale, our cash outflow could be greater than anticipated. If this were to occur, our liquidity and our ability to make timely payments on your notes may be adversely affected.



  If Our Reinsurers Refuse or Fail to Pay Claims When Due, Our Future Liquidity and Our Ability to Make Timely Payments on Your Notes May be Adversely Affected



  In addition to our underwriting practices, we manage the risks relating to our insurance products by reinsuring a portion of these risks with other insurers. Although we assess and periodically reassess the creditworthiness of our reinsurers, their creditworthiness today may not reflect their actual ability to pay claims when they are due in the future. If some of our reinsurers refuse, or are unable, to meet their obligations to us, our future cash inflow and liquidity may be reduced and our ability to make timely payments on your notes could suffer.


--------------------------------------------------------------------------------
                      WHERE YOU CAN FIND MORE INFORMATION
--------------------------------------------------------------------------------

  We are subject to the information requirements of the Securities Exchange Act of 1934, and file reports and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

  We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the notes. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

--------------------------------------------------------------------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
--------------------------------------------------------------------------------

  The SEC allows us to "incorporate by reference" into this document information we file with the SEC, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. These documents contain important information about us and our finances.

  We incorporate by reference into this prospectus:

..  our annual report on Form 10-K for the year ended December 31, 2001 (File
   No. 333-45862);

..  our quarterly report on Form 10-Q for the quarter ended March 31, 2002 (File
   No. 333-45862); and

.. any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus.

  Documents incorporated by reference into this prospectus may be obtained through the SEC and are available from us without charge. You may obtain documents incorporated by reference in this prospectus by writing or telephoning the Investor Relations Department, at the following address and telephone number:

  Investor Relations Department
  John Hancock Life Insurance Company
  John Hancock Place
  P.O. Box 111
  Boston, Massachusetts 02117
  Tel: 617-572-0620

--------------------------------------------------------------------------------
                            RELIANCE ON INFORMATION
--------------------------------------------------------------------------------

  You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying pricing supplement. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.





--------------------------------------------------------------------------------
              DESCRIPTION OF JOHN HANCOCK LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

  We are John Hancock Life Insurance Company, a stock life insurance company that was organized in 1862 under the laws of the Commonwealth of Massachusetts as "John Hancock Mutual Life Insurance Company." On February 1, 2000, we converted to a stock company by "demutualizing" and changed our name. As part of the demutualization process, we became a subsidiary of John Hancock Financial Services, Inc., a newly-formed publicly-traded corporation. We have authority to transact business in all 50 states, the District of Columbia, Puerto Rico and certain other jurisdictions. As of December 31, 2001, we had approximately $81.1 billion of assets on a consolidated basis.

  Our principal executive offices are located at John Hancock Place, 200 Clarendon Street, Boston, Massachusetts 02116 (Tel. No. 617-572-6000).

--------------------------------------------------------------------------------
                                USE OF PROCEEDS
--------------------------------------------------------------------------------

  We intend to use the net proceeds from the sale of notes to fund the purchase of financial assets issued or guaranteed primarily by entities unaffiliated with John Hancock. These financial assets will consist primarily of fixed income securities, including short-term investments, public bonds, private placements and commercial mortgages. The investment return on these financial assets, combined with the other financial assets in our general investment account, will be used to fund our liabilities, including the notes.

--------------------------------------------------------------------------------
                             DESCRIPTION OF NOTES
--------------------------------------------------------------------------------

  The terms and conditions in this prospectus will apply to each note unless otherwise specified in the applicable pricing supplement and in the note. In the event of differences between the terms and conditions in this prospectus and the terms and conditions in the applicable pricing supplement, the applicable pricing supplement shall govern.

General

  The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. Unless otherwise specified in the applicable pricing supplement, we will issue the notes only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary, except as specified in "Book-Entry; Delivery and Form." For more information on certificated and global securities, see "Book-Entry; Delivery and Form."


  We may offer from time to time up to $3,000,000,000 aggregate initial offering price of notes, on terms to be determined at the time of sale. The notes will mature twelve months or more from the date of issue, as determined by the initial purchaser and agreed to by us.



  The notes will be issued under an Indenture dated as of June 15, 2002 (the "Indenture"), between us and JPMorgan Chase Bank, as Trustee (the "Trustee"). The Indenture does not limit the amount of additional unsecured indebtedness ranking equally and ratably with the notes that we may incur. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes under the Indenture in addition to the $3,000,000,000 aggregate initial offering price of the notes offered in this prospectus.


  Each note will bear interest from the issue date at a fixed rate, which may be zero in the case of a zero-coupon note. The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, that is issued at more than a slight discount from the principal amount payable at maturity. Upon redemption, repayment or acceleration of the maturity of an original issue discount note, normally an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and regarding the United States federal income tax consequences of original issue discount notes, see "--Payment of Principal and Interest" and "United States Federal Taxation--Tax Consequences to U.S. Holders--Original Issue Discount Notes."

  The holders of the notes will not have the option to require repayment of the notes prior to the maturity date, except, if indicated in the applicable pricing supplement, pursuant to the survivor's option (as such term is defined in "Description of Notes--Repayment Upon Death (Survivor's Option)").

  The statements in this prospectus concerning the notes and the Indenture summarize all material provisions of the notes and the Indenture; however, because summaries necessarily are not complete you should refer to the provisions in the Indenture. We incorporate some of the provisions and defined terms in the Indenture in this prospectus as a part of the statements we are making, and we qualify the statements in this prospectus in their entirety by the references to the Indenture.

  Any reference in this prospectus or any applicable pricing supplement to principal or interest or both in respect of the notes will include:

..  a reference to any additional amounts which may be payable under the heading
   "Description of Notes--Payment of Additional Amounts;"

.. in relation to zero-coupon notes, the Amortized Face Amount (as such term is defined below in "--Glossary"); and

..  any other amounts which may be payable in respect of the notes.

  All notes issued on the same day and having the same terms, including, but not limited to:

..  designation of series;

..  currency;

..  interest payment dates;

..  interest rate;

..  maturity date; and

..  redemption or survivor's option provisions,

may be represented by a single global note. Your beneficial interest in a global note will be shown on, and transfers of your beneficial interest will be effected only through, records maintained by the depositary or its participants. Payments of principal and interest, if any, on the notes represented by a global note will be made by us or our paying agent (the "Paying Agent") to the depositary or its nominee. Unless otherwise specified in the applicable pricing supplement, The Depository Trust Company ("DTC") will be the depositary. See "Book-Entry; Delivery and Form."

  The principal amount of the notes will be payable at maturity at the Corporate Trust Office of JPMorgan Chase Bank, Institutional Trust Services, 450 West 33/rd/ Street, 15/th/ Floor, New York, NY 10001, or at such other place as we may designate. Initially, we have appointed the Trustee as our Paying Agent.

  Unless otherwise specified in the applicable pricing supplement:

.. the authorized denominations of the notes will be $1,000 and integral multiples of $1,000;

..  the notes may not be redeemed by us prior to their maturity date;

.. holders of the notes will not be entitled to require us to repay the notes under the survivor's option (see "Description of Notes-Redemption" and "Repayment Upon Death (Survivor's Option)"); and

..  the notes will not be subject to any sinking fund.

  Unless otherwise specified in this prospectus, the pricing supplement relating to each note or notes will describe the following terms:

.. the price at which the note will be issued to the public, which we refer to as the issue price;

.. the date on which the note will be issued to the public, which we refer to as the issue date;

..  the maturity date of the note;

..  the interest rate, if any;

..  the periods in which any interest will be paid;

..  whether the holder of the note will have the survivor's option;

.. whether the note may be redeemed at our option, prior to its maturity date, and if so, the terms of the redemption;

.. whether such note is a zero-coupon note or other original issue discount note;

.. special United States Federal income tax consequences of the purchase, ownership and disposition of the notes, if any; and

.. any other terms of the note that do not conflict with the provisions of the Indenture.

Glossary

  You should refer to the Indenture and the form of notes filed as exhibits to the registration statement to which this prospectus relates for the full definition of certain terms used in this prospectus. We have set forth below certain defined terms that are used in this prospectus with respect to the notes.

  "Amortized Face Amount" with respect to any original issue discount note means the amount equal to the sum of its issue price plus the original issue discount amortized using the "interest method" (computed in accordance with the Generally Accepted Accounting Principles ("GAAP") in effect on the date as of which such amount is calculated) from the issue date to the date as of which such amount is calculated.

  "Business day" with respect to any note means, unless otherwise specified in the applicable pricing supplement, any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York.

  "Zero-coupon note" means any note bearing zero percent interest from the issue date and issued at an issue price representing a discount from the principal amount payable on the maturity date.

Book-Entry; Delivery and Form

  Upon issue, all notes having the same issue date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more fully registered global notes; provided, however, that no single global note will exceed

$500,000,000. Each global note will be deposited with, or on behalf of, DTC or another depositary (DTC or such other depositary as is specified in the applicable pricing supplement is referred to as "DTC" or the "Depositary") and registered in the name of the depositary's nominee.

  As long as DTC or another depositary's nominee is the registered owner of the global note, this nominee for all purposes will be considered the sole owner or holder of the notes under the Indenture. Therefore, except as provided below, you will not:

..  be entitled to have any of the notes registered in your name;

.. receive or be entitled to receive physical delivery of the notes in definitive form; or

..  be considered the owner or holder of the notes under the Indenture.

  Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions that are direct participants in DTC acting on behalf of beneficial owners of the notes. If we decide to issue notes outside the United States, we may arrange for non-United States holders to hold interests in the global notes through either DTC or Clearstream Banking, societe anonyme, Luxembourg, formerly Cedelbank, or Euroclear Bank S.A./NV, as operator of the Euroclear system if they are participants of such systems directly, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositary's name on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

  DTC has advised us as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. "Participants" include:

..  securities brokers and dealers, including the agents;

..  banks and trust companies;

..  clearing corporations; and

..  certain other organizations.

Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant. Persons who are not participants may beneficially own securities held by DTC only through direct or indirect participants.

  DTC has advised us that pursuant to procedures established by it:

.. upon issuance of the notes represented by a global note, DTC will credit the account of participants designated by the agents with the principal amounts of the notes purchased by the agents; and

.. ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants' interests), and by the direct and indirect participants (with respect to the owners of beneficial interests in the global note).

  Neither we, the Trustee, any Paying Agent nor DTC will have actual knowledge of the owners of beneficial interests in the global notes, nor any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Except as otherwise set forth in a pricing supplement, principal and interest payments on the notes registered in the name of DTC's nominee will be made by the Paying Agent to DTC's nominee as the registered owner of the global note. Under the terms of the Indenture, we and the Paying Agent will treat the persons in whose names the notes are registered as the owners of the notes for the purpose of receiving payment of principal and interest, if any, on the notes and for all other purposes whatsoever. Therefore, we do not have, and neither the Trustee nor any Paying Agent has, any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global note. DTC has advised us and the Paying Agent that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global note as shown on the records of DTC. Payments by direct and indirect participants to owners of beneficial interests in the global note will be the responsibility of such direct and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name".

  Clearstream has advised us that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations. Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector.

  Distributions, to the extent received by the U.S. depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

  Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants.

  The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

  Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

  In the event definitive notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of the Trustee or if notes then outstanding had been held through Clearstream or Euroclear, at the offices of a Luxembourg Paying Agent chosen by us.

  Individual certificates in respect of notes will not be issued in exchange for the global notes, except in very limited circumstances. If Euroclear, Clearstream or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a global note or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of, transfer of, or in exchange for, book-entry interests in the notes represented by the global note upon delivery of the global note for cancellation. In addition, we may at any time determine not to have the notes represented by the global note and, in such event, will issue notes in definitive form in exchange for the global note. In either instance, an owner of a beneficial interest in a global note will be entitled to have notes equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Global Clearance and Settlement Procedures

  Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

  Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with its rules on behalf of the relevant European international clearing system. However, a cross-market transfer will require delivery of instructions to the relevant European international clearing system, by the counterparty in such European international clearing system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their U.S. depositary.

  Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Credits or any transactions of the type described above settled during subsequent securities settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

  Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and such procedures may be changed or discontinued at any time.

Payment of Principal and Interest

  Payments of principal and interest, if any, with respect to global securities will be paid in immediately available funds to DTC or its nominee. See "Book-Entry; Delivery and Form." Payments of interest, if any (other than interest payable at maturity or upon redemption, repayment or acceleration of all or any portion of the principal or Amortized Face Amount of any certificated note (other than a global note)) with respect to any certificated notes (other than a global note) will be paid by check mailed to the address of the person entitled to the payment as it appears in the security register. Payments of principal and interest at maturity or upon redemption, repayment or acceleration of all or any portion of the principal or Amortized Face Amount of any certificated note (other than a global note) will be made by check upon presentation and surrender of such note to the Paying Agent, together with interest, if any, payable at maturity or upon redemption, repayment or acceleration.

  Unless the applicable pricing supplement states otherwise:

.. if we redeem any original issue discount note as described under "Redemption,"

.. if we repay any original issue discount note at the option of the holder as described under "Repayment Upon Death (Survivor's Option)," or

.. if the principal of any original issue discount note is declared to be due and payable immediately as described in "Events of Default,"

the amount of principal due and payable with respect to the original issue discount note shall be limited to the sum of its issue price plus the original issue discount amortized using the "interest method" (computed in accordance with GAAP in effect on the date as of which such amount is calculated) from the issue date to the date as of which such amount is calculated.

  Each note, other than a zero-coupon note, will bear interest from and including the date of issue, or in the case of notes issued upon registration of transfer or exchange from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Interest will be payable at the fixed rate per year stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity or upon redemption, repayment or acceleration prior to the next scheduled interest payment date will be payable to the person to whom principal is payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date. If the interest payment date or the maturity for any note falls on a day that is not a business day, the payment of principal and interest may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from such interest payment date or maturity, as the case may be. Unless the applicable pricing supplement states otherwise, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

  Unless otherwise specified in the applicable pricing supplement, the interest payment dates for a note, other than a zero-coupon note, will be as follows:

                  Interest Payments  Interest Payment Dates
                  ----------------- -------------------------
                     Monthly....... Fifteenth day of each
                                    calendar month
                                    commencing in the first
                                    succeeding calendar
                                    month following the
                                    month in which the note
                                    is issued.
                     Quarterly..... Fifteenth day of every
                                    third month
                                    commencing in the third
                                    succeeding calendar
                                    month following the
                                    month in which the note
                                    is issued.
                     Semi-annual... Fifteenth day of every
                                    sixth month
                                    commencing in the
                                    sixth succeeding
                                    calendar month
                                    following the month in
                                    which the note is issued.
                     Annual........ Fifteenth day of every
                                    twelfth month
                                    commencing in the
                                    twelfth succeeding
                                    calendar month
                                    following the month in
                                    which the note is issued.

  The regular record date with respect to any interest payment date will be the date 15 calendar days prior to such interest payment date, whether or not such date is a business day.

  The interest rates on the notes may differ depending upon, among other things, prevailing market conditions at the time of issuance as well as the aggregate principal amount of notes issued in any single transaction. Although we may change the interest rates and other variable terms of the notes from time to time, no change will affect any note already issued or as to which we have accepted an offer to purchase.

Redemption

  Unless otherwise provided in the applicable pricing supplement:

.. we will not have the option to redeem the notes and the holders will not have the option to require repayment of the notes prior to the maturity date;

..  the notes will not be subject to any sinking fund; and

.. if less than all of the notes with like tenor and terms are to be redeemed, the notes to be redeemed shall be selected by the Trustee by lot or other method that the Trustee deems fair and appropriate.

  If applicable, the pricing supplement relating to each note will indicate that the note will be redeemable at our option on a date or dates specified prior to its maturity date and, unless otherwise specified in the pricing supplement, at a price equal to 100% of the principal amount of the note, together with accrued interest to the date of redemption, unless such note was issued with original issue discount, in which case the pricing supplement will specify the amount payable upon such redemption.

  We may redeem any of the notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice.

  If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any repurchase.

  We may at any time purchase notes (including those otherwise tendered for repayment by you, or your duly authorized representative, pursuant to the survivor's option) at any price or prices in the open market or otherwise. Notes purchased by us may, at our discretion, be held or resold or surrendered to the Trustee for cancellation.

Repayment Upon Death (Survivor's Option)

  If the pricing supplement relating to a note so states, the holder of the note will have the right to require us to repay a note prior to its maturity date upon the death of the beneficial owner of the note as described below. We call this right the "survivor's option."

  Upon exercise of the survivor's option, we will, at our option, either repay or purchase any note properly delivered for repayment by or on behalf of the person that has authority to act on behalf of the deceased beneficial owner of the note at a price equal to the sum of:

.. 100% of the principal amount of such note (or, for zero-coupon notes, the Amortized Face Amount on the date of such repayment), and

..  accrued and unpaid interest, if any, to the date of such repayment,

subject to the following limitations.

  Unless otherwise provided in the applicable pricing supplement, the survivor's option may not be exercised until at least 12 months following the date of original issue of the applicable notes. In addition, we may limit the aggregate principal amount of notes as to which the survivor's option may be exercised as follows:

.. In any calendar year, we may limit the aggregate principal amount to the greater of (a) 1% of the outstanding aggregate principal amount of the notes having the survivor's option right as of December 31 of the most recently completed year or (b) $1,000,000. We call this limitation the "annual put limitation."

.. For any individual deceased beneficial owner of notes, we may limit the aggregate principal amount to $200,000 for any calendar year. We call this limitation the "individual put limitation."

  We will not make principal repayments pursuant to the exercise of the survivor's option in amounts that are less than $1,000 or in amounts other than multiples of $1,000. If the limitations described above would result in the partial repayment of any note, the principal amount of the note remaining outstanding after repayment must be at least $1,000.

  Each note delivered pursuant to a valid exercise of the survivor's option will be accepted promptly in the order all such notes are delivered, unless the acceptance of that note or a portion of the note would contravene the annual put limitation or the individual put limitation. If, as of the end of any calendar year, the aggregate principal amount of notes that have been accepted pursuant to exercise of the survivor's option during that year has not exceeded the annual put limitation for that year, any notes, or portions of notes, not accepted during that calendar year because of the individual put limitation will be accepted in the order all such notes, or portions of notes, were delivered, to the extent that any such acceptance would not trigger the annual put limitation for such calendar year.

  Any note or portion of a note accepted for repayment pursuant to exercise of the survivor's option will be repaid no later than the next following scheduled interest payment date for the affected notes which is at least 20 calendar days after the date of acceptance (in the case of a zero-coupon note, the repayment schedule will be set forth on the applicable pricing supplement). If that date is not a business day, payment will be made on the next succeeding business day. Each note or portion of a note delivered for repayment that is not accepted in any calendar year due to the application of the annual put limitation or the individual put limitation will be deemed to be delivered in the following calendar year in the order in which all such notes were originally delivered, unless any such note or portion of a note is withdrawn by the representative for the deceased beneficial owner.

  In the event that a note or portion of a note delivered for repayment pursuant to valid exercise of the survivor's option is not accepted because of the application of the annual put limitation or the individual put limitation, the Trustee will deliver a notice by first-class mail to the representative of the deceased beneficial owner that states the reason that the note or portion of a note has not been accepted for repayment. Following receipt of such notice from the Trustee, the representative for the deceased beneficial owner may withdraw its exercise of the survivor's option, but only with respect to the portion of such note that was not paid because of the application of the annual put limitation or the individual put limitation, as long as such withdrawal is received by the Trustee on the earlier of (i) 90 days from the date of receipt by the representative for the deceased beneficial owner of notice from the Trustee that the note or a portion of the note will not be accepted for repayment or (ii) the regular record date for the next scheduled interest payment date, if any, on the notes. Other than as described in the immediately preceding sentence, notes delivered upon exercise of the survivor's option may not be withdrawn.

  All questions as to the eligibility or validity of any exercise of the survivor's option will be determined by us in our sole discretion. Our determination will be final and binding on all parties.

  The death of a person owning a note in joint tenancy or tenancy by the entirety will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor's option. The death of a person owning a note by tenancy in common will be deemed the death of the beneficial owner of a note only with respect to the deceased holder's interest in the note so held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor's option. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be deemed the death of the beneficial owner for purposes of the survivor's option, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Trustee and us. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

  In the case of repayment pursuant to the exercise of the survivor's option, for notes represented by a global security, DTC or its nominee will be the holder of such note and therefore will be the only entity that can exercise the survivor's option for such note. To obtain repayment pursuant to exercise of the survivor's option with respect to a note represented by a global security, the representative must provide to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

.. a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office or correspondent in the United States;

.. appropriate evidence satisfactory to the Trustee and us that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the note at the time of death;

.. instructions to the broker or other entity to notify DTC of its desire to obtain repayment pursuant to exercise of the survivor's option;

..  a detailed description of the note, including the CUSIP number; and

..  the deceased's social security number.
  The broker or other entity will provide to the Trustee:

.. a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States;

.. appropriate evidence satisfactory to us and the Trustee that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the note at the time of death;

.. a certificate or letter satisfactory to the Trustee from the broker or other entity stating that it represents the deceased beneficial owner, and describing the deceased's beneficial interest in the note; and

..  a detailed description of the note, including the CUSIP number.

  The broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the survivor's option to the appropriate representative. See "Book-Entry; Delivery and Form."

  In order to validly exercise a survivor's option for a certificated note (other than a global note) the representative must deliver to the Trustee the same information, noted above, to be delivered to the broker or other entity for exercise of such right for a global note (other than instructions to notify
DTC), plus the note, a properly executed assignment of the note, and evidence of beneficial ownership of any note held in nominee name.

Payment of Additional Amounts

  The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "--Redemption for Tax Reasons," we will not be required to make any payment to noteholders with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

  If we decide to issue notes outside of the United States, either in whole or in part as part of a global note, and if we so indicate in the applicable pricing supplement, we will pay to the holder of any such note who is a person who is a Non- U.S. Holder (as defined in "United States Federal Taxation--Tax Consequences to U.S. Holders," below) such additional amounts (the "Additional Amounts") as may be necessary in order that every net payment in respect of the principal or interest, if any, on such note, after deduction or withholding by us or any Paying Agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in the note to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to:

  (a) any tax, assessment or other governmental charge which would not have been so imposed but for:

.. the existence of any present or former connection between the holder (or a fiduciary, settlor, beneficiary, member, or shareholder of, or holder of a power over, the holder, if the holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, the holder (or the fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident being or having been engaged in a trade or business or being or having been present or having or having had a permanent establishment in the United States or

.. the holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States Federal income tax purposes or corporation which accumulates earnings to avoid United States Federal income tax;

  (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of the note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

  (c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

  (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of or interest, if any, on any note;

  (e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a note who actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended;

  (f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

.. certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the note, if compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding); or

.. any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

  (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of or interest, if any, on any note, if such payment can be made without such withholding by at least one other Paying Agent; or

  (h) any combination of items (a), (b), (c), (d), (e), (f) or (g), nor will such Additional Amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent a settlor or beneficiary with respect to the fiduciary or a member of such partnership or a beneficial owner of the note would not have been entitled to payment of the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the holder of the note.

  As used under this heading "Payment of Additional Amounts" and under the headings "--Redemption for Tax Reasons" and "United States Federal Taxation--Tax Consequences to Non-United States Persons," the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

Redemption for Tax Reasons

  If, as a result of:

.. any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision affecting taxation, which becomes effective after the issue date of the first note of the applicable tranche or series;

.. any change in or amendment to the official application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the issue date of the first note of the applicable tranche or series; or

.. any action taken by any taxing authority of the United States which action is taken or becomes generally known after the issue date of the first note of the applicable tranche or series, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to us;

we, in the written opinion of independent legal counsel of recognized standing addressed to us, become obligated to pay Additional Amounts (as described above under "Description of Notes--Payment of Additional Amounts"), and we, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us, not including assignment of the notes, the notes of any affected tranche or series may be redeemed, as a whole but not in part, at our option at any time thereafter, upon notice to the Trustee and the holders of the notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount (or Amortized Face Amount in the case of a original issue discount note) of the notes to be redeemed together with accrued interest thereon to the date fixed for redemption.

--------------------------------------------------------------------------------
                        UNITED STATES FEDERAL TAXATION
--------------------------------------------------------------------------------

General

  In the opinion of our counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., subject to the limitations and qualifications described below, the following are the material United States Federal income and certain estate tax consequences of the ownership and disposition of the notes by an original holder purchasing notes at the "issue price" (as defined below) and holding the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following does not discuss all United States Federal income tax consequences that may be applicable to you. In particular, if you are:

..  a financial institution;

..  an insurance company;

..  a dealer in securities;

.. a person holding notes as part of a "straddle," conversion transaction, hedging or other integrated transaction;

.. a U.S. Holder whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar;

..  a partnership, or other entity classified as a partnership for United States
   Federal income tax purposes; or

..  a person subject to the alternative minimum tax,

you may be subject to special rules. In addition, the United States Federal income tax consequences of a particular note will depend, in part, on the terms of the note.

  We advise you to consult your own tax advisors with regard to the application of the United States Federal income and estate tax laws to your particular situation and any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

  These opinions are based on the Code, United States Treasury Regulations (including proposed and temporary regulations) promulgated under the Code, rulings, official pronouncements and judicial decisions as of the date of this prospectus. You should know that the authorities on which these opinions are based are subject to change or differing interpretations, which could apply retroactively, and could result in United States Federal income tax consequences for you that are different from those discussed below.

Tax Consequences to U.S. Holders

  For purposes of the following discussion, "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes:

..  a citizen or resident of the United States;

..  a corporation, or other entity treated as a corporation for United States
   Federal
  income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

.. an estate the income of which is subject to United States Federal income taxation regardless of its source; or

.. a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have authority to control all substantial decisions of the trust as well as certain electing trusts.

  The term U.S. Holder also includes certain former citizens of the United States. A Non-United States Person is a person who is not a U.S. Holder.

Payments of Interest

  Stated interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder's method of accounting for Federal income tax purposes unless such holder is tax exempt.

  All payments of interest on a note that matures one year or less from its date of issuance will be included in the stated redemption price at the maturity of the note and will be taxed in the manner described below under "Original Issue Discount Notes".

  Special rules governing the treatment of interest paid with respect to original issue discount notes (as defined below) are described under "Original Issue Discount Notes" below.

  Original Issue Discount Notes

  The following opinions are generally based upon the Treasury Regulations concerning the treatment of debt instruments issued with original issue discount notes (the "OID Regulations"). Under the OID Regulations, a note that has an "issue price" that is less than its stated redemption price at maturity will be considered to have been issued at an original issue discount, subject to the de minimis rule discussed below. The "issue price" of a note is equal to the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. The stated redemption price at maturity of a note is equal to the sum of all payments to be made on the note other than "qualified stated interest" payments. With respect to a note, "qualified stated interest" is stated interest unconditionally payable in cash or property (other than our debt instruments) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest.

  Notwithstanding the definition of original issue discount above, a note will not be considered to have been issued with an original issue discount if the amount of such original issue discount is less than a slight amount generally equal to 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. Holders of notes with less than a slight amount of original issue discount will be required to include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the note.

  A U.S. Holder of an original issue discount note (other than certain U.S. Holders of Short-Term Original Issue Discount Notes, as defined below) will be required to include qualified stated interest in income at the time it is received or accrued in accordance with such U.S. Holder's method of accounting.

  A U.S. Holder of an original issue discount note that matures more than one year from its date of issuance will be required to include original issue discount in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. The amount of original issue discount includible in income will be equal to the sum of the "daily portions" of the original issue discount for each day during the taxable year on which the U.S. Holder held such note. The "daily portion" is the original issue discount for the "accrual period" that is allocated ratably to each day in the accrual period. The original issue discount for an accrual period will be equal to the excess, if any, of (a) the product of the "adjusted issue price" of an original issue discount note at the beginning of such accrual period and its "yield to maturity" over (b) the amount of any qualified stated interest allocable to the accrual period. The "accrual period" is any period not to exceed one year provided that each payment of principal or interest occurs either on the first or the final day of the accrual period. We will specify the accrual period we intend to use in the applicable pricing supplement but a U.S. Holder is not required to use the same accrual period for purposes of determining the amount of original issue discount includible in its income for a taxable year. The adjusted issue price of a note at the beginning of an accrual period will be equal to the issue price of the note, increased by the aggregate amount of original issue discount with respect to the note that accrued in prior accrual periods and was previously includible in the income of a U.S. Holder, and reduced by the amount of any payments on the note in prior accrual periods other than payments of qualified stated interest. Under these rules, U.S. Holders will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  Under the OID Regulations, a U.S. Holder will have the option to make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a note (including stated interest, original issue discount and a slight amount of original issue discount) in accordance with a constant yield method based on the compounding of interest. Special rules apply to such election and U.S. Holders considering such an election should consult their own tax advisors.

  A cash method U.S. Holder of an original issue discount note that matures one year or less from its date of issuance (a "Short-Term Original Issue Discount Note") is not required to accrue original issue discount on the note for United States Federal income tax purposes unless it elects to do so. U.S. Holders who make such an election, U.S. Holders who report income for United States Federal income tax purposes on the accrual method and certain other U.S. Holders, will be required to include original issue discount (including stated interest, if any) in income on such Short-Term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to use the constant yield method (based on a daily compounding). In the case of a U.S. Holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or redemption of the Short Term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued. In addition, such U.S. Holder will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry Short-Term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

  We may have the option to redeem certain notes prior to the maturity date, or a U.S. Holder may have the option to require the notes to be repaid prior to the maturity date (i.e., notes with a survivor's option). Notes containing such features may be subject to rules that differ from the general rules discussed above. U.S. Holders intending to purchase notes with any such features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to such features.

Sale, Exchange or Redemption of the Notes

  Upon the sale, exchange or redemption of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (other than amounts representing interest which will be treated as interest as described under "Payments of Interest" above) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will be the U.S. dollar cost of the note to the U.S. Holder, increased by the amount of any original issue discount previously includible in income by the U.S. Holder with respect to the note and reduced by any principal payments received by the U.S. Holder and, in the case of an original issue discount note, by the amounts of any other payments that do not constitute qualified stated interest.

  Gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss (except in the case of a Short-Term Original Issue Discount Note, to the extent of any original issue discount not previously included in such U.S. Holder's taxable income). Such gain will be long-term capital gain in the event the U.S. Holder has owned the note for more than one year. In addition, if the notes are modified in certain material respects, such modification may be treated as a sale or exchange of the notes for newly issued notes. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

  If a U.S. Holder disposes of only a portion of a note pursuant to a redemption or repayment (pursuant to the survivor's option, if applicable), such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. The resulting gain or loss would be calculated by assuming that the original note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price, the U.S. Holder's adjusted basis, and the accrued but unpaid original issue discount of the original note, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

Backup Withholding and Information Reporting

  Backup withholding and information reporting requirements may apply to certain payments of principal and interest (including original issue discount) on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate U.S. Holders. We, our agent, a broker, the relevant Trustee or any Paying Agent, as the case may be, will be required to withhold a tax equal to 30 percent or other rate provided under Section 3406(a)(i) of the Code (the backup withholding tax) from any such payment if the U.S. Holder fails to furnish or certify his correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is exempt from backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be credited against such holder's United States Federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Non-United States Persons

Income and Withholding Tax

  Subject to the discussion of backup withholding below:

  (a) payments of principal and interest (including original issue discount, if any) on a note to any Non-United States Person will not be subject to United States Federal withholding tax provided that, in the case of interest:

  (1) (i) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

    (ii) the holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

    (iii) either (A) the beneficial owner of the note certifies (generally on an IRS Form W-8BEN) to the person otherwise required to withhold United States Federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note, certifies to the person otherwise required to withhold United States Federal income tax from such interest, under penalties of perjury, that the above statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

  (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States Federal withholding tax and the beneficial owner of the note or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or

  (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note or such owner's agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States Federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

  (b) a Non-United States Person will not be subject to United States Federal withholding tax on any gain realized on the sale, exchange or other disposition of a note unless the gain is effectively connected with such holder's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

  (c) a note owned by an individual who at the time of death is not, for United States Federal estate tax purposes, a citizen or resident of the United States will not be subject to United States Federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual's death, the income on the note would not have been effectively connected with a U.S. trade or business of the individual.

  If a Non-United States Person holding a note is engaged in a trade or business in the United States, and if interest (including original issue discount, if any) on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on such effectively connected income in the same manner as if it were a U.S. Holder (see "Tax Consequences to U.S. Holders" above). Such a holder will also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it will be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

  Each holder of a note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States Federal income tax, interest on the note may be subject to United States withholding tax at a 30% rate and the holder will not be entitled to any additional amounts from us described under the heading "Description of Notes--Payment of Additional Amounts" with respect to such tax. Such tax, however, could be allowed as a refund or as a credit against such holder's United States Federal income tax.

  The foregoing does not deal with all aspects of Federal income, estate and withholding tax that may be relevant to Non-United States Persons holding the notes. Potential investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of notes.

Backup Withholding and Information Reporting

  Information returns will be filed with the United States Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. You may be subject to a United States backup withholding tax on these payments unless you comply with certification procedures to establish that you are not a United States person for United States Federal income tax purposes. The certification procedures required to claim the exemption from withholding tax on interest and original issue discount described above will satisfy the certification requirements necessary to avoid the backup withholding tax, provided that we, our agent, a broker, the relevant Trustee or our Paying Agent, as the case may be, do not have actual knowledge that the payee is a United States person for United States Federal income tax purposes. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States Federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

--------------------------------------------------------------------------------
                                   COVENANTS
--------------------------------------------------------------------------------

Limitation on Secured Indebtedness

  The notes are not secured by mortgage, pledge or other lien. However, subject to certain significant exceptions described below, we will covenant that so long as any of the notes remain outstanding, we will not mortgage, pledge or otherwise subject any asset to any lien to secure Indebtedness unless the notes are secured equally and ratably with such Indebtedness by lien on such asset, for so long as such Indebtedness remains outstanding. This covenant does not apply to any asset allocated to a separate investment account. Furthermore, this covenant does not apply to:

.. liens which attach concurrently with or within 90 days after the acquisition or commencement of construction or improvement of an asset, which secure obligations incurred or assumed for the purpose of financing the cost of such acquisition, construction or improvement;

.. liens on any asset of any corporation which exist at the time such corporation is merged or consolidated with JHLIC or to which all or substantially all of the assets of JHLIC are transferred and which were not created in contemplation of such merger, consolidation or transfer;

.. liens on any asset which exist prior to the acquisition of such asset and which were not created in contemplation of its acquisition;

.. liens on any asset if recourse on the related Indebtedness is limited to such asset;

..  liens arising out of the refinancing, extension, renewal or refunding of any

  Indebtedness (as defined below) secured by any of the foregoing permitted liens;

..  liens on Permitted Collateralization Assets, as defined below;

.. liens arising out of loans of securities, repurchase agreements, reverse repurchase agreements, or swap contracts entered into in the ordinary course of business;

.. liens arising in connection with policies or contracts of insurance, reinsurance, guaranteed investment contracts, funding agreements and other similar contracts entered into in the ordinary course of business;

.. easements, rights-of-way and similar liens or encumbrances on real property that do not in the aggregate materially impair the use of such property;

..  liens securing obligations owed by us to one or more of our subsidiaries; and

..  other liens that secure Indebtedness in an aggregate amount not exceeding
   15% of Consolidated Net Tangible Assets.

  For purposes of this covenant, "Consolidated Net Tangible Assets" means our total assets appearing on our most recent consolidated quarterly balance sheet, prepared in accordance with generally accepted accounting principles, less each of the following as shown on such balance sheet: (a) all short-term debt, dividends payable to policyholders, and unpaid claims and claim expense reserve, (b) all goodwill, tradenames, trademarks, licenses, patents and copyrights, (c) all deferred policy acquisition costs, and (d) all assets allocated to separate accounts.

  For purposes of this covenant, "Indebtedness" means:

.. all obligations of ours for borrowed money evidenced by bonds, debentures, notes or other similar instruments,

.. all obligations of ours to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,

.. all obligations of ours as a lessee which are capitalized in accordance with generally accepted accounting principles,

.. all non-contingent obligations of ours to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument,

.. all debt of others which would be Indebtedness under this definition if incurred by us, if the debt is secured by a lien on our general assets, whether or not we assume the debt,

.. any guarantee by us of debt of others which would be Indebtedness under this definition if incurred directly by us, and

.. all redeemable preferred stock issued by us other than any such preferred stock redeemable at our sole option;

provided that the term Indebtedness shall not include (a) obligations for which recourse for payment is limited to specified assets of a person and (b) obligations of an insurance company (1) which arise in connection with policies or contracts of insurance, reinsurance, guaranteed investment contracts, funding agreements and other similar contracts entered into in the ordinary conduct of the insurance company's business or (2) to the extent that recourse for the payment of such obligations is limited to assets held in separate accounts of the insurance company.

  For purposes of this covenant, "Permitted Collateralization Assets" means generally assets that are pledged to secure any obligation that relates to REMICs (real estate mortgage investment conduits), pass-through obligations, collateralized mortgage obligations, collateralized bond obligations or similar instruments, except for obligations of ours or one of our subsidiaries if the obligation requires us or such subsidiary to make a cash payment, recourse for the payment of which is not limited to specific assets of ours or of such subsidiary.

  Neither this covenant nor any other covenant restricts us from issuing insurance policies, funding agreements or other insurance products which, under applicable insurance laws, would be repayable prior to our general unsecured obligations, including the notes, if we became the subject of an insolvency proceeding.

Consolidation, Merger or Sale of Assets

  We may not consolidate with or merge into any other person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets unless:

 (1) we are the survivor in the merger, or the survivor (or entity to which all or substantially all of our assets are sold, assigned, transferred, leased or conveyed), if not us, expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any interest on, all of the outstanding notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; and

 (2) immediately after giving effect to the transaction, there is no event of default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an event of default.

  This covenant will not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control includes a merger or consolidation or transfer of all or substantially all of our properties and assets. There are no covenants or other provisions in the Indenture providing for a put or increased interest or that would otherwise afford holders of notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

--------------------------------------------------------------------------------
                         MODIFICATION OF THE INDENTURE
--------------------------------------------------------------------------------

  The Indenture provides that we and the Trustee may, without the consent of any holders of the notes, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding additional events of default, establishing the form or terms of notes or curing ambiguities or inconsistencies in the Indenture or making other provisions, provided that any action to cure ambiguities or inconsistencies not adversely affect the interests of the holders of any notes in any material respect.

  In addition, the Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding under the Indenture affected by the proposed modification (voting as a class), to modify the Indenture or any supplemental indenture or the rights of the holders of the notes provided that no such modification shall:

.. change the fixed maturity of any note, or reduce its principal amount, or reduce its rate or extend the time of payment of interest, without the consent of the holder of each affected note; or

.. reduce the percentage of notes outstanding under the Indenture required for any modification of the Indenture without the consent of all holders of notes affected by the reduction and then outstanding under the Indenture.

--------------------------------------------------------------------------------
                      DEFEASANCE AND COVENANT DEFEASANCE
--------------------------------------------------------------------------------

  The Indenture provides that we may defease any tranche or series of notes by depositing with the Trustee for the benefit of the holders of a designated tranche or series of notes (i) cash, (ii) United States government obligations,
(iii) funding agreements duly issued by us in conformity with applicable insurance laws, or (iv) any combination of the foregoing, which in accordance with their respective terms will provide money sufficient to pay, in accordance with the terms of the notes so designated, the principal of and interest, if any, on such notes. Subject to the making of such deposit, the payment of all other sums payable with respect to the outstanding notes of such tranche or series, the delivery to the Trustee of an opinion of counsel stating that the holders of the outstanding notes of such tranche or series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and the delivery to the Trustee of an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the satisfaction and discharge of the notes of such tranche or series have been complied with; such notes shall cease to be outstanding under the Indenture and our obligations with respect to such notes shall be discharged.

  In addition, if defeasance is to be effected in whole or in part by a JHLIC funding agreement, we shall cause to be delivered to the Trustee an opinion of counsel to the effect that (a) such funding agreement has been duly authorized and validly issued, is enforceable against JHLIC in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws) and constitutes a funding agreement within the meaning of Section 132I of Chapter 175 of the Massachusetts General Laws (or any successor statute); and (b) in the event of an insolvency of JHLIC, the claim of the Trustee for payment pursuant to the terms of the funding agreement would rank equally with the claims of policyholders and ahead of the claims of our unsecured creditors, including the claims of holders of the notes.

  The Indenture also provides that we shall cease to be under any obligation to the holders of notes of a designated tranche or series to comply with the covenants described under "Covenants" and certain other terms, provisions, conditions or covenants set forth in the Indenture, and such notes shall cease to be deemed outstanding for purposes of any waiver, consent or direction relating to any such term, provision, condition or covenant (a "covenant defeasance") if we make the deposit described in the second preceding paragraph for the benefit of the holders of such notes, deliver to the Trustee an opinion of counsel stating that the holders of such outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred, and deliver to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the covenant defeasance have been complied with.

--------------------------------------------------------------------------------
                               EVENTS OF DEFAULT
--------------------------------------------------------------------------------

  An event of default with respect to a series of notes is defined in the Indenture as being:

..  default in payment of any principal on any notes of that series;

..  default for 30 days in payment of any interest on any notes of that series;

.. default in the performance or breach of any of our other covenants under the Indenture applicable to that series and the continuance of the default or breach for a period of 30 days after written notice as provided in the Indenture; or

..  certain events of bankruptcy, insolvency or reorganization.

  In case an event of default occurs and continues with respect to a series of notes, the Trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding may declare the principal amount of the notes due and payable. Any event of default with respect to the notes may be waived by the holders of a majority in aggregate principal amount of such notes then outstanding, except in a case of failure to pay principal of or interest on the notes for which payment had not been timely made (including any applicable grace period) after the appropriate notice. We are required to file with the Trustee annually a certificate as to the absence of certain defaults under the terms of the Indenture.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, if an event of default occurs and continues with respect to a series of notes, the Trustee is under no obligation to exercise any rights or powers under the Indenture at the request, order or direction of any of the noteholders, unless such noteholders of such series have offered the Trustee reasonable indemnity or security.

  Subject to provisions for the indemnification of the Trustee and to other limitations, the holders of a majority in principal amount of the notes of a series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

--------------------------------------------------------------------------------
                                  THE TRUSTEE
--------------------------------------------------------------------------------

  JPMorgan Chase Bank is the Trustee under the Indenture. The address of the Trustee is:

  450 West 33/rd/ Street 15/th/ Floor New York, NY 10001

--------------------------------------------------------------------------------
                               THE PAYING AGENT
--------------------------------------------------------------------------------

  We shall maintain one or more Paying Agents for the payment of principal of and interest, if any, on, the notes. We have initially appointed JPMorgan Chase Bank as our Paying Agent for the notes.

--------------------------------------------------------------------------------
                             PLAN OF DISTRIBUTION
--------------------------------------------------------------------------------

  Under the terms of the Selling Agent Agreement, dated as of _____ __, 2002, the notes are offered from time to time by us through ABN AMRO Financial

Services, Inc.; Signator Investors, Inc.; A.G. Edwards & Sons, Inc.; Edward D. Jones & Co., L.P.; Fidelity Capital Markets (a division of National Financial Services LLC); First Union Securities, Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. Incorporated; Muriel Siebert & Co., Inc.; Prudential Securities Incorporated; Quick & Reilly, Inc. (a Fleet Boston Financial Company); Salomon Smith Barney Inc. and UBS PaineWebber Inc. as agents under the Selling Agent Agreement. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes. We may appoint additional agents to solicit offers to purchase notes on terms substantially identical to those contained in the Selling Agent Agreement. In addition, under certain circumstances we may sell notes directly on our own behalf to investors without the assistance of agents. The agents will not be entitled to any discounts or commissions for sales we make directly to investors without their assistance.

  We will pay the agents, through ABN AMRO Financial Services, Inc., the purchasing agent, a commission to be divided among the agents as they shall agree for notes sold through the agents on an agency basis. The commission will range from 0.60% to 5.00% of the principal amount for each note sold, depending upon the maturity. Commissions with respect to notes with maturities in excess of 30 years will be negotiated between us and the purchasing agent at the time of sale. In no event will the commissions on the sale of any note exceed 8.00% of the principal amount of such note. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of notes in whole or in part received by it on an agency basis. We reserve the right to withdraw, cancel or modify the offer without notice.

  The agents, severally and not jointly, may purchase notes from us through the purchasing agent as principal for their own accounts. Unless otherwise set forth in the applicable pricing supplement, any note sold to an agent as principal will be purchased by the purchasing agent from us at a discount to the principal amount not to exceed the concession applicable to an agency sale of a note of identical maturity. Unless otherwise set forth in the applicable pricing supplement, such notes will be resold to one or more investors and other purchasers at a fixed public offering price.

  In addition, the purchasing agent may, and with our consent the other agents may, offer the notes they have purchased as principal to other dealers that are part of the selling group. The purchasing agent may sell notes to other dealers at a discount not in excess of the discount it receives when purchasing such notes from us. If with our consent the other agents sell notes to dealers, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not, during the distribution of the notes, exceed the discount received by such agent from the purchasing agent. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

  Each agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933.

  The notes may be offered for sale in the United States and in those jurisdictions where it is legal to make such offers. Only offers and sales of the notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where the prospectus and the accompanying pricing supplement must be delivered, are made pursuant to the registration statement of which the prospectus, as supplemented by any pricing supplement, is a part.

  Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth in any pricing supplement hereto.

  No note will have an established trading market when issued. Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents intend to make a market in the notes as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds.

  In connection with an offering of the notes, the rules of the SEC permit the purchasing agent to engage in certain transactions that stabilize the price of the notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the purchasing agent creates a short position in the notes in connection with an offering of the notes (i.e., if it sells a larger principal amount of the notes than is set forth on the cover page of the applicable pricing supplement), the purchasing agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The purchasing agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, the purchasing agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

  Other selling group members include broker-dealers and other securities firms that have executed dealer agreements with the purchasing agent. In the dealer agreements, the selling group members have agreed to market and sell notes in accordance with the terms of those agreements and all applicable laws and regulations. You may call 1-800-327-1546 or access the Internet at www.SignatureNote.com for a list of selling group members.

  The agents and their affiliates may engage in various general financing and banking transactions with us and our affiliates in the ordinary course of business.

  Signator Investors, Inc. is a wholly owned subsidiary of John Hancock Life Insurance Company. Signator Investors will conduct each offering of notes in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of these securities, Signator Investors may offer and sell notes in the course of its business as a broker-dealer and may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Signator Investors may use this prospectus in connection with any of these transactions. Signator Investors is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

--------------------------------------------------------------------------------
                                LEGAL OPINIONS
--------------------------------------------------------------------------------

  The validity of the notes offered in this prospectus will be passed upon for JHLIC by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, and for the agents by Gibson, Dunn & Crutcher LLP, New York, New York. Mintz Levin will also pass upon certain Federal income tax consequences of the notes for JHLIC. R. Robert Popeo, Esq., a member of Mintz Levin, is also a member of our board of directors and of the board of directors of our parent company, John Hancock Financial Services, Inc. Attorneys of Mintz Levin own an aggregate of approximately 13,000 shares of common stock of John Hancock Financial Services, Inc.

--------------------------------------------------------------------------------
                                    EXPERTS
--------------------------------------------------------------------------------

  The consolidated financial statements of John Hancock Life Insurance Company appearing in John Hancock Life Insurance Company's Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------

                       NOTICE TO RESIDENTS OF CALIFORNIA

--------------------------------------------------------------------------------


  John Hancock Life Insurance Company is licensed and conducts insurance business in all 50 states, the District of Columbia, Puerto Rico and certain other jurisdictions. Consequently, we are regulated by insurance regulators in each such jurisdiction. A number of jurisdictions in the United States, including California, require regulated insurance companies to obtain a permit from the insurance regulatory authority of that state prior to offering, selling or issuing securities in the state. We have applied for, and received, permits to offer, sell and issue our securities from insurance regulators in each such state. The California Department of Insurance has required us to provide a copy of its permit to each California resident who purchases notes. For the benefit of California residents, a copy of Securities Permit No. SF-2047, issued by the California Department of Insurance, is included below.




                              STATE OF CALIFORNIA



                            DEPARTMENT OF INSURANCE



                                 San Francisco



                         SECURITIES PERMIT No. SF-2047


--------------------------------------------------------------------------------

In The Matter of the Application of )
                                    )
JOHN HANCOCK LIFE                   )
INSURANCE COMPANY,                  )
   A Boston, Massachusetts          )
   Corporation:                     )
                                    )
For a Permit                        )
                                    )
To Sell Share Securities


--------------------------------------------------------------------------------


 THE ISSUANCE OF THIS PERMIT IS PERMISSIVE ONLY AND IT DOES NOT CONSTITUTE ANY
   RECOMMENDATION OR ENDORSEMENT OF THESE SECURITIES PERMITTED TO BE ISSUED
                                   HEREUNDER



  On March 5, 2002, JOHN HANCOCK LIFE INSURANCE COMPANY, ("Applicant"), an admitted insurer and Massachusetts corporation with its principal offices located at 200 Clarendon St. Boston, Massachusetts 02117, filed with the Insurance Commissioner of the State of California its Application ("Application") to authorize Applicant to sell and issue SignatureNotes as described in the Applicant's Form S-3 SEC Registration Statement, submitted with the company's application for permit. Applicant plans to sell up to $3,000,000,000 aggregate initial offering price, the notes will issue and sell in denominations of $1,000 and any integral multiple of $1,000.



  Upon examination of the Application and supporting exhibits, AND GOOD CAUSE APPEARING, I hereby authorize JOHN HANCOCK LIFE INSURANCE COMPANY to offer, sell, and issue its SignatureNotes securities as follows:



  AUTHORIZATION: To sell and issue up to $3,000,000,000 aggregate initial offering price, its SignatureNotes securities, in denominations of $1,000 and any integral multiple of $1,000, with a maturity of nine months or more.



  THIS PERMIT IS ISSUED UPON THE FOLLOWING CONDITIONS AND IS EFFECTIVE ONLY AS TO THE TRANSACTIONS SUBJECT TO CALIFORNIA LAW PERFORMED IN CONFORMITY THEREWITH:



  CONDITION ONE: The Applicant shall deliver to any California resident purchasing notes described in the Authorization of the Permit, a copy of this Permit.



  CONDITION TWO: No commission, selling expense, or other remuneration shall be paid to any person in respect to the transaction authorized by this permit, except for those described in the Selling Agent Agreement, attached to the application for permit, as Exhibit O.



  CONDITION THREE: No advertisement, prospectus, writing, or circular concerning the securities authorized by this permit, which has not heretofore been filed with the Insurance Commissioner, shall be circulated or published until the same shall first have been filed in duplicate with and approved in writing by the Insurance Commissioner, except that after issuance of any SignatureNotes pursuant to this Permit, no provision of this Condition shall apply to the usual and normal writings pertaining to such securities or to the notes represented thereby.



  CONDITION FOUR: Applicant shall as of December 31, 2002, and every six months thereafter, make and file with the Insurance Commissioner, within 30 days of the 'as of' date, its verified report of the transactions had and done pursuant to the authority conferred by this permit setting forth the following:



(a) The number and amount of each type of securities sold.


(b) The gross proceeds and the net proceeds of such sale.


(c) The disposition of such proceeds.


(d) Whether the conditions of the permit governing the authorized transactions were complied with.



  The report of transactions shall attach as exhibits, any lists or tables that show the compliance with the authorization of this permit, and shall fully comply with the terms and provisions of Title 10, California Code of Regulations, Section 2611.01 through 2611.03.



  CONDITION FIVE: The Insurance Commissioner may from time to time for cause amend, continue, or alter this permit, or temporarily suspend the rights of Applicant hereunder, or may revoke the same.

  CONDITION SIX: The SignatureNotes securities, issued pursuant to this permit, in denominations of $1,000 and any integral multiples of $1,000, may be voidable if it is found that any of the information contained in the verified original Application for Permit, correspondence, or exhibits to such Application were in error. The securities may also be voidable if Applicant violates the Authorization or any of the Conditions of this permit.



  CONDITION SEVEN: Unless continued upon application timely filed, prior to the expiration hereof and accompanied by the statutory filing fee, or unless amended or revoked, all authority to issue securities hereunder, shall expire at the close of business on June 30, 2004.



  IN WITNESS WHEREOF, I have set my hand and affixed my official seal this 21st day of June, 2002.



Harry Low


Insurance Commissioner




By:   /s/ Victoria S. Sidbury
    -------------------------
    Victoria S. Sidbury
    For Steven J. Green
    Deputy Commissioner

Outside back cover of prospectus:

o    text   "SignatureNotes John Hancock
             SignatureNotes John Hancock
             Prospectus
             July __, 2002
             A fixed income investment
             John Hancock Life Insurance Company"

o Picture of the Company's headquarters and four pictures of one or more individuals

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses to be incurred in connection with the offering described in the Registration Statement:

      Securities and Exchange Commission registration fee    $  276,000
      Fees and expenses of Trustee                               40,500
      Printing Registration Statement, Prospectus and
           other documents                                       50,000
      Legal fees                                                345,000
      Accountants' fees                                          50,000
      Rating Agencies' fees                                     500,000
      Miscellaneous expenses                                    100,000
                                                             ----------

                   Total                                     $1,361,500

Item 15.  Indemnification of Directors and Officers.

     Pursuant to Article 8 of the Company's By-Laws and Section 67 of the Massachusetts Business Corporation Law, the Company indemnifies each director, former director, officer, and former officer, and his or her heirs and legal representatives from liability incurred or imposed in connection with any legal action in which he or she may be involved by reason of any alleged act or omission as an officer or a director of the Company.

Item 16.  Exhibits.


     The following exhibits are filed herewith or incorporated herein by reference:

       Exhibit No.  Description
       ----------   -----------
         *1.1       Form of Selling Agent Agreement, dated as of _______, 2002.
          4.1       Indenture, dated as of June 15, 2002, between the
                      Company and JPMorgan Chase Bank, Trustee.
         *4.2       Form of SignatureNotes in global form included in
                      Exhibit 4.1.
          5.1       Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                      P.C. regarding legality of securities being registered.
          8.1       Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                      P.C. regarding certain U.S. income tax aspects of the securities being registered.
        *12.1       Calculation of Ratio of Earnings to Fixed Charges (including interest credited to policyholders).
        *12.2       Calculation of Ratio of Earnings to Fixed Charges (excluding interest credited to policyholders).
         23.1       Consent of Ernst & Young LLP.
         23.2       Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                      P.C. (included as part of its opinion filed as Exhibit
                      5.1 and incorporated herein by reference).
         23.3       Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                      P.C. (included as part of its opinion filed as Exhibit
                      8.1 and incorporated herein by reference).
        *25.1       Form T-1 Statement of Eligibility under the Trust Indenture
                      Act of 1939 of JPMorgan Chase Bank.
        *24.1       Powers of Attorney (included on the signature page of this
                      Form S-3 and incorporated herein by reference).
        *99.1       Form of pricing supplement included in Exhibit 1.1.

* Previously filed.

Item 17.  Undertakings.


     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (3) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment in (1) above shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the provisions discussed in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on July 15, 2002.


                              JOHN HANCOCK LIFE INSURANCE COMPANY

                              /s/ Thomas E. Moloney
                              ------------------------------------
                              Thomas E. Moloney
                              Senior Executive Vice President and
                              Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2002.

        Signature                                Title

/s/ David F. D'Alessandro*           Chairman of the Board, President,
--------------------------             Chief Executive Officer and Director
David F. D'Alessandro                (Principal Executive Officer)


/s/ Thomas E. Moloney                Senior Executive Vice President and
---------------------                  Chief Financial Officer
Thomas E. Moloney                    (Principal Financial Officer and
                                       Principal Accounting Officer)

/s/ Wayne A. Budd*                   Executive Vice President, General Counsel
------------------                     and Director
Wayne A. Budd

/s/ Foster L. Aborn*                 Director
--------------------
Foster L. Aborn

/s/ John M. Connors, Jr.*            Director
-------------------------
John M. Connors, Jr.

/s/ John M. DeCiccio*                Director
---------------------
John M. DeCiccio

/s/ Robert E. Fast, Esq.*             Director
------------------------
Robert E. Fast, Esq.

/s/ Dr. Kathleen Foley Feldstein*     Director
--------------------------------
Dr. Kathleen Foley Feldstein

/s/ Thomas P. Glynn*                  Director
-------------------
Thomas P. Glynn

/s/ Michael C. Hawley*                Director
---------------------
Michael C. Hawley

/s/ Edward H. Linde*                  Director
-------------------
Edward H. Linde

/s/ Judith A. McHale*                 Director
--------------------
Judith A. McHale

/s/ R. Robert Popeo*                  Director
-------------------
R. Robert Popeo

/s/ Richard F. Syron*                 Director
--------------------
Richard F. Syron

/s/ Robert J. Tarr, Jr.*              Director
----------------------
Robert J. Tarr, Jr.

* By Thomas E. Moloney, attorney-in-fact.

                                  EXHIBIT INDEX


     Exhibit No.         Description
     -----------         -----------
      *1.1               Form of Selling Agent Agreement, dated as of _______, 2002.
       4.1               Indenture, dated as of June 15, 2002, between the Company and JPMorgan
                         Chase Bank, Trustee.
      *4.2               Form of SignatureNotes in global form included in Exhibit 4.1.
       5.1               Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.
       8.1               Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding certain
                         U.S. income tax aspects of the securities being registered.
     *12.1               Calculation of Ratio of Earnings to Fixed Charges (including interest credited to policyholders).
     *12.2               Calculation of Ratio of Earnings to Fixed Charges (excluding interest credited to policyholders).
      23.1               Consent of Ernst & Young LLP.
      23.2               Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).
      23.3               Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference).
     *25.1               Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
                         JPMorgan Chase Bank.
     *24.1               Powers of Attorney (included on the signature page of this Form S-3 and incorporated herein by reference).
     *99.1               Form of pricing supplement included in Exhibit 1.1.



* Previously filed.